FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 21, 1999


                                  HOME BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
-------------------------------           ------------       -------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
 ---------------------------------------                        ----------
 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  Other Events.

         Attached Press Release Relative to Home Bancorp Reporting First Quarter Fiscal Year 1999 EPS Basic up 27.6% and Diluted increased 25%. Also announces Stock Repurchase Program.

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                           HOME BANCORP
                                                        ------------------
                                                           (Registrant)


                                                        /s/W. Paul Wolf
Date:   January 21, 1999                                ---------------
                                                        W. Paul Wolf
                                                        Chairman, President, CEO

                                  NEWS RELEASE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Home Bancorp
132 EAST BERRY STREET $  P.O. BOX 989                   Date    January 21, 1999
FORT WAYNE, INDIANA 46801-0989                          ------------------------
PHONE:  (219) 422-3502                                          7:30 AM.
FAX:  (219) 426-7027                                    Contact     W. Paul Wolf





                  Home Bancorp - First Quarter Fiscal Year 1999
                  EPS Basic up 27.6% and Diluted increased 25%
                     Also Announces Stock Repurchase Program


FORT WAYNE, Indiana, -- January 21, 1999 -- Home Bancorp (Nasdaq: HBFW) today reported, first quarter fiscal year 1999 earnings and financial results ended December 31, 1998. Net income for the first three months fiscal year 1999 (FY
1999) of $765,000, was up 15 percent from the same period for FY 1998. This resulted in earnings of $0.37 per basic share, up 27.6 percent from earnings of $0.29 per basic share in the first three months FY 1998. Diluted earnings per share of $0.35 for the first quarter FY 1999 increased 25 percent from diluted earnings per share of $0.28 for the prior year like period.

The assets of $382.4 million at December 31, 1998 were up $32.4 million representing a 9.3 percent growth from the same period of 1997 assets of $350.0 million.

Attracting retail deposits have been very favorable as the deposits at the end of first quarter FY 1999 grew $27.7 million, or 9.1 percent, to $330.5 million at December 31, 1998 from the prior year like period deposits of $302.8 million.

The FY 1999 first quarter December 31, 1998 net loans of $332.4 million increased $38.1 million for a 12.9 percent growth from the net loans of $294.3 million for the year earlier period ended December 31, 1997.

W. Paul Wolf, Chairman and Chief Executive Officer, attributed the improved earnings and continued growth of the Corporation on the concentrated efforts of Home Loan Bank, its wholly-owned subsidiary, in fulfilling its role as a community bank. "As the only locally based bank in Fort Wayne, we strive to be the lender of first choice for residential mortgages and the best choice for savings and checking. The Corporation has been successful in growing our asset base without significantly raising operating expenses in the process."

The FY 1999 first quarter annualized efficiency ratio of 46.59% and the G&A operating expenses to asset ratio of 1.25% improved favorably compare to 50.58% and 1.40%, respectively for like period prior year, reflect continued commitment of controlled operating expenses.

For the period ended March 31, 1998, the Corporation's non-performing loans to total assets ratio was a very modest 0.12%. There were no loan charge-offs for the period, or the prior fiscal year 1998. The Corporation's allowance for loan losses as of March 31, 1998 totaled $1.4 million.

Home Bancorp
News Release
January 21, 1999
Page 2




The book value of Home Bancorp stock was $18.30 as of December 31, 1998 compared to $17.83 as of December 31, 1997.

For the three months ended December 31, 1998, the stock traded in a range of $26.56 to $29.50 and closed at $28.50.

Home Bancorp board of directors approved the repurchase over the next twelve months 218,531 shares of its outstanding shares of common stock in the open market. The repurchase, commencing on or after January 25, 1999, is planned to be completed over a one year period. The shares will be purchased at prevailing market prices from time to time, depending on market conditions. The repurchase shares will be held as treasury stock and will be used for general corporate purposes, including issuance of shares in connection with the exercises of previously granted stock options.



                  Home Bancorp (Nasdaq)
                  Quarter December 31:                       1998         1997
                  --------------------                       ----         ----

                  Net Income.....................          $765,000     $665,000
                  Share Earnings:
                           Net Income basic......               .37          .29
                           Net Income diluted....               .35          .28





                       Holding Company for Home Loan Bank